HESS MIDSTREAM LP

1501 McKinney Street

Houston, Texas 77010

(713) 496-4200

November 13, 2019

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Ms. Loan Lauren Nguyen, Legal Branch Chief
Ms. Karina Dorin, Staff Attorney

Re:	Hess Midstream LP
Registration Statement on Form S-4
File No. 333-234095

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, Hess Midstream LP (the “Registrant”) hereby respectfully requests that the effective date of the above-referenced Registration Statement be accelerated so that it will become effective at 2:00 P.M., Eastern Standard Time, on November 15, 2019, or as soon as practicable thereafter.

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Securities and Exchange Commission

November 13, 2019

Please direct any questions regarding this correspondence to our counsel, Thomas G. Brandt of Latham & Watkins LLP, at (713) 546-7486.

Very truly yours, Hess Midstream LP

/s/ Jonathan C. Stein
Name: Jonathan C. Stein
Title: Chief Financial Officer

cc:	Thomas G. Brandt, Latham & Watkins LLP
William N. Finnegan IV, Latham & Watkins LLP